Exhibit 99.1
[ONEOK Logo]	News
July 1, 2005	Analyst Contact: Weldon Watson
918-588-7158
Media Contact: Lori Webster
918-588-7570

ONEOK Announces Management Changes in Energy Companies

Related to Purchase of Koch's Natural Gas Liquids Businesses

TULSA, Okla. -- July 1, 2005 -- David Kyle, chairman, president and chief executive officer, ONEOK, Inc. (NYSE: OKE ), today announced management changes at ONEOK Energy Companies related to the successful completion of the company's purchase of Koch's natural gas liquids (NGL) assets, announced earlier today. The changes are effective immediately.

"With the formation of a new operating segment -- Natural Gas Liquids -- it became necessary to realign the organization to successfully manage these assets," Kyle stated. "Our existing management team, coupled with the addition of two new officers from Koch, will provide the strong leadership that's required to deliver value to our shareholders and customers," he added.

Reporting to John W. Gibson, president of ONEOK Energy Companies:

  Terry Spencer becomes senior vice president of the Natural Gas Liquids segment. Spencer was formerly vice president and general manager of Gathering and Processing. Reporting to Spencer are: Jon Hanna, formerly director of NGL marketing for ONEOK, who becomes vice president of business development; Sheridan Swords, formerly with Koch Hydrocarbon, who becomes vice president of exchange services; and Randy Jordan, former NGL plants sales manager for ONEOK, who becomes vice president of optimization.
  Pierce Norton becomes senior vice president of the Gathering and Processing segment. Norton will continue to lead the midstream activities for Northern Border Partners.

  Pete Walker becomes senior vice president of the transportation and storage segment. He was formerly vice president of gas supply and administration.
  Steve Guy becomes senior vice president of pipeline services. Guy was formerly vice president and general manager of Transportation and Storage. Reporting to Guy is Wes Christensen, who becomes vice president of NGL operations. He was formerly with Koch.

-more-

ONEOK Announces Management Changes in Energy Companies

Related to Purchase of Koch's Natural Gas Liquids Businesses

July 1, 2005

Reporting to Curtis Dinan, ONEOK senior vice president and chief accounting officer, are Mike Clark and Ray Poudrier who become vice presidents and controllers in ONEOK Energy Companies. Clark was formerly director of financial services for the Gathering and Processing segment, and Poudrier was manager of accounting for ONEOK Energy Services.

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ONEOK, Inc. (NYSE: OKE) is a diversified energy company.  We are among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas.  We are a leader in the gathering, processing, storage and transportation of natural gas in the mid-continent region of the U.S. and own one of the nation's premier natural gas liquids (NGL) systems, connecting much of the NGL supply in the mid-continent with two key market centers.  Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.  We are also involved in oil and gas production in Oklahoma and Texas.  ONEOK is the majority general partner of Northern Border Partners L.P. (NYSE:NBP), one of the largest publicly-traded limited partnerships.  ONEOK is a Fortune 500 company.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.